Exhibit 99.1

USA Technologies Reports Second Quarter Fiscal Year 2021 Results
MALVERN, Pa -- February 4, 2020 -- USA Technologies, Inc. (NASDAQ:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today reported results for the fiscal year 2021 second quarter.
“We continue to make great progress on the operating initiatives we laid out for this fiscal year, which include – driving sustainable organic growth, right sizing the Company's cost structure, and investing in people and culture, in order to achieve excellence,” said Sean Feeney, chief executive officer, USA Technologies. “Many existing and potential new customers are seeing the value of being on our platform as a service, from our cashless devices to logistics software. We are also making strides in right sizing the Company's cost structure, reporting a 28% decrease in operating expenses for the quarter when compared to FY Q2 20 and a 24% decrease in the first six months of this fiscal year.  We  have begun to allocate a portion of the savings to the products, systems and services that the Company needs to scale.”
“While the rebound in our industry from the impact of the pandemic, and in turn our business, has been slower than we expected when we laid out our FY 21 financial goals, we are incredibly proud of all the Company has accomplished in this short amount of time. We believe we have the right team in place, with tailwinds that we expect will help drive our business. The increasing shift to contactless payments and unattended retail have created demand for cashless products, and  we are making the right investments to position us well for success,” concluded Feeney.
Financial Highlights:
•	Revenue of $38.3 million increased 3.8% compared to the first quarter 2021, and decreased 13.1% compared to the second quarter 2020
o	License and transaction fee revenue of $33.2 million increased 0.3% compared to the first quarter 2021, and decreased 7.1% compared to the second quarter 2020
o	Equipment revenue of $5.1 million, an increase of 34.5% compared to the first quarter 2021 and decrease of 38.9% compared to the second quarter 2020
•
Active devices, defined as devices that have communicated or transacted with the Company in the last 12 months, totaled 1,154,932 connections at the end of the second quarter of 2021 compared to 1,133,754 at the end of the first quarter of 2021 and 1,089,406 at the end of the second quarter of 2020

•
Active customers, defined as customers that have at least one device that has communicated with the Company in the last 12 months, totaled 18,304 at the end of the second quarter of 2021 compared to 16,489 at the end of the second quarter of 2020

•
Total connections, the performance metric for devices the Company has previously reported, totaled 1,358,000 at the end of the second quarter of 2021, compared to 1,335,000 at the end of the first quarter of 2021 and 1,255,000 at the end of the second quarter of 2020

•	Gross margin of 32.1% compared to 29.0% in the second quarter of 2020
•	Operating loss of $(2.6) million, a significant improvement compared to operating loss of $(7.8) million in the second quarter of 2020
•
Net loss applicable to common shares of $(2.9) million, or $(0.04) per basic share compared to net loss applicable to common shares of $(8.4) million, or $(0.13) per basic share in the second quarter of 2020

•	Adjusted EBITDA(a) of $1.0 million compared to $(0.9) million in the second quarter of 2020
•	Ended the quarter with $28.2 million in cash and cash equivalents
(a)  Adjusted earnings before income taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP measurement. See Reconciliations of Non-GAAP Measures for a reconciliation of Adjusted EBITDA to net loss

Operational Highlights:
•	Relisted on the Nasdaq Global Select Market on Nov. 19, 2020, under the ticker symbol “USAT”
•	Announced that the Company will transition its corporate identity to exclusively operate under the name Cantaloupe, Inc.
•	Appointed Ravi Venkatesan in the newly created position of Chief Technology Officer
Fiscal Year 2021 Outlook:
•
“The impact of the pandemic continues to be a challenge in many ways, and for us, that includes headwinds on transaction and equipment revenue,” said Wayne Jackson, chief financial officer, USA Technologies. “As a result of COVID-19’s persistence and our updated assumptions around timing of a successful vaccine rollout, we have pushed out our expectations on when the virus will have less of an impact on our market and business. Therefore, we have revised our FY2021 revenue guidance to be between $163 million and $171 million, down from a range of $170 million to $180 million, net loss applicable to common shares to be between $(21) million and $(17) million, down from  $(14.1) million and $(11.1) million,  and now expect our Adjusted EBITDA to be between  $1 million and $4 million.”

Webcast and Conference Call
USA Technologies will host a conference call and webcast at 4:30 p.m. Eastern Time today. To participate in the conference call, please dial (866) 393-1608 approximately 10 minutes prior to the call. International callers should dial (224) 357-2194. Please reference conference ID # 7541066.  A live webcast of the conference call will be available at https://usatechnologiesinc.gcs-web.com/events-and-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.
A telephone replay of the conference call will be available from 7:30 p.m. Eastern Time on February 4, 2021 until 7:30 p.m. Eastern Time on February 7, 2021 and may be accessed by calling +1 (855) 859-2056 (domestic dial-in) or +1 (404) 537-3406 (international dial-in) and reference conference ID # 7541066.
An archived replay of the conference call will also be available in the investor relations section of the company's website.
About USA Technologies
USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The Company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.
Discussion of Non-GAAP Financial Measures:
This press release contains discussion of adjusted EBITDA, a non-GAAP financial measure which is not required or defined under U.S. GAAP (Generally Accepted Accounting Principles). Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Reconciliations between non-GAAP financial measures and the most comparable U.S. GAAP financial measures are set forth below in Financial Schedule D.
We use these non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by our management in its financial and operational decision making. The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with U.S. GAAP, including our net income or net loss or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with our net income or net loss as determined in accordance with U.S. GAAP, and are not a substitute for or a measure of our profitability or net earnings. Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance. Additionally, we utilize Adjusted EBITDA as a metric in our executive officer and management incentive compensation plans.
We define Adjusted EBITDA as net loss before (i) interest income, (ii) interest expense, (iii) income taxes, (iv) depreciation, (v) amortization, (vi) stock-based compensation expense, and (vii) non-recurring fees and charges that were incurred in connection with the 2019 Investigation and financial statement restatement activities as well as proxy solicitation costs.
Forward-looking Statements:
All statements other than statements of historical fact included in this release, including without limitation USAT’s future prospects and performance, the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, as they relate to USAT or its management, may identify forward-looking statements. Such forward-looking statements are based on the reasonable beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the incurrence by USAT of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the uncertainties associated with COVID-19, including its possible effects on USAT’s operations, financial condition and the demand for USAT’s products and services; the ability of USAT to predict or estimate its future quarterly or annual revenue and expenses given the developing and unpredictable market for its products; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; the ability of USAT to make available and successfully upgrade current customers to new standards and protocols; whether USAT's existing or anticipated customers purchase, rent or utilize ePort or Seed devices or our other products or services in the future at levels currently anticipated by USAT; disruptions to our systems, breaches in the security of transactions involving our products or services, or failure of our processing systems; or other risks discussed in USAT’s filings with the U.S. Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended June 30, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020 and December 31, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events. If USAT updates one or more forward-looking statements, no inference should be drawn that USAT will make additional updates with respect to those or other forward-looking statements.

--F—USAT
Media and Investor Relations Contact:
Alicia V. Nieva-Woodgate
USA Technologies
+1 720.808.0086
anievawoodgate@usatech.com
Investor Relations:
ICR, Inc.
USATechIR@icrinc.com

USA Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands, except share data)	December 31, 2020	June 30, 2020

Assets
Current assets:
Cash and cash equivalents	$28,162	$31,713
Accounts receivable, net	20,080	17,273
Finance receivables, net	7,196	7,468
Inventory, net	8,794	9,128
Prepaid expenses and other current assets	1,419	1,782
Total current assets	65,651	67,364

Non-current assets:
Finance receivables due after one year	10,296	11,213
Property and equipment, net	7,185	7,872
Operating lease right-of-use assets	4,799	5,603
Intangibles, net	21,501	23,033
Goodwill	63,945	63,945
Other assets	2,130	1,993
Total non-current assets	109,856	113,659

Total assets	$175,507	$181,023

Liabilities, convertible preferred stock and shareholders’ equity
Current liabilities:
Accounts payable	$26,907	$27,058
Accrued expenses	29,479	30,265
Current obligations under long-term debt	3,804	3,328
Deferred revenue	1,648	1,698
Total current liabilities	61,838	62,349

Long-term liabilities:
Deferred income taxes	148	137
Long-term debt, less current portion	13,901	12,435
Operating lease liabilities, non-current	4,241	4,749
Total long-term liabilities	18,290	17,321

Total liabilities	80,128	79,670
Commitments and contingencies
Convertible preferred stock:
Series A convertible preferred stock, 900,000 shares authorized, 445,063 issued and outstanding, with liquidation preferences of $21,113 and $20,779 at December 31, 2020 and June 30, 2020, respectively	3,138	3,138
Shareholders’ equity:
Preferred stock, no par value, 1,800,000 shares authorized	—	—
Common stock, no par value, 640,000,000 shares authorized, 65,285,674 and 65,196,882 shares issued and outstanding at December 31, 2020 and June 30, 2020, respectively	404,433	401,240
Accumulated deficit	(312,192)	(303,025)
Total shareholders’ equity	92,241	98,215
Total liabilities, convertible preferred stock and shareholders’ equity	$175,507	$181,023

USA Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended		Six months ended
	December 31,		December 31,
($ in thousands, except per share data)	2020	2019	2020	2019
Revenue:
License and transaction fees	$33,214	$35,754	$66,322	$70,363
Equipment sales	5,071	8,297	8,840	17,047
Total revenue	38,285	44,051	75,162	87,410

Cost of sales:
Cost of license and transaction fees	20,617	22,579	39,953	44,668
Cost of equipment sales	5,367	8,710	8,668	18,564
Total cost of sales	25,984	31,289	48,621	63,232

Gross profit	12,301	12,762	26,541	24,178

Operating expenses:
Selling, general and administrative	13,831	16,161	30,641	31,342
Investigation, proxy solicitation and restatement expenses	—	3,277	—	9,768
Depreciation and amortization	1,052	1,080	2,120	2,102
Total operating expenses	14,883	20,518	32,761	43,212

Operating loss	(2,582)	(7,756)	(6,220)	(19,034)

Other income (expense):
Interest income	325	283	675	577
Interest expense	(596)	(833)	(3,881)	(1,298)
Total other income (expense), net	(271)	(550)	(3,206)	(721)

Loss before income taxes	(2,853)	(8,306)	(9,426)	(19,755)
Provision for income taxes	(49)	(72)	(89)	(131)

Net loss	(2,902)	(8,378)	(9,515)	(19,886)
Preferred dividends	—	—	(334)	(334)
Net loss applicable to common shares	$(2,902)	$(8,378)	$(9,849)	$(20,220)
Net loss per common share
Basic	$(0.04)	$(0.13)	$(0.15)	$(0.33)
Diluted	$(0.04)	$(0.13)	$(0.15)	$(0.33)
Weighted average number of common shares outstanding
Basic	64,913,364	63,664,256	64,886,183	61,891,197
Diluted	64,913,364	63,664,256	64,886,183	61,891,197

USA Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six months ended
	December 31,
($ in thousands)	2020	2019
OPERATING ACTIVITIES:
Net loss	$(9,515)	$(19,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	3,149	2,032
Amortization of debt discount and issuance costs	2,657	311
Provision for expected losses	1,286	862
Provision for inventory reserve	1,262	1,006
Depreciation and amortization included in operating expenses	2,120	2,102
Depreciation included in cost of sales for rental equipment	1,054	1,391
Other	957	1,072
Changes in operating assets and liabilities:
Accounts receivable	(2,987)	2,133
Finance receivables	429	(990)
Inventory	(928)	(1,055)
Prepaid expenses and other assets	243	(411)
Accounts payable and accrued expenses	195	2,424
Operating lease liabilities	(526)	(776)
Deferred revenue	(50)	(52)
Net cash provided by operating activities	(654)	(9,837)

INVESTING ACTIVITIES:
Purchase of property and equipment	(970)	(1,361)
Proceeds from sale of property and equipment	11	31
Net cash used in investing activities	(959)	(1,330)

FINANCING ACTIVITIES:
Proceeds from long-term debt issuance by Antara, net of issuance costs paid to Antara	—	14,790
Proceeds from equity issuance by Antara, net of issuance costs paid to Antara	—	18,560
Payment of third-party debt issuance costs	—	(33)
Repayment of 2018 JPMorgan Revolving Credit Facility	—	(10,000)
Proceeds from 2021 JPMorgan Revolving Credit Facility	1,750	—
Repayment of 2021 JPMorgan Revolving Credit Facility	(1,750)	—
Proceeds from long-term debt issuance by JPMorgan Chase Bank, N.A., net of debt issuance costs	14,550	—
Repayment of long-term debt	(15,364)	(2,109)
Proceeds from exercise of common stock options	76	—
Payment of Antara prepayment penalty and commitment termination fee	(1,200)	—
Net cash used in (provided by) financing activities	(1,938)	21,208

Net (decrease) increase in cash and cash equivalents	(3,551)	10,041
Cash and cash equivalents at beginning of year	31,713	27,464
Cash and cash equivalents at end of period	$28,162	$37,505

Supplemental disclosures of cash flow information:
Interest paid in cash	$615	$565
Supplemental disclosures of noncash financing activities:
Third-party debt issuance costs related to Antara financing, incurred during the six months ended December 31, 2019 and paid the nine months ended March 31, 2020	$—	$1,947
Registration termination fee related to Antara financing, incurred during the six months ended December 31, 2019 and paid during the nine months ended March 31, 2020	$—	$1,223

Basis of Presentation and Preparation of Our Condensed Consolidated Financial Statements
As previously disclosed in the Company’s June 30, 2020 Annual Report on Form 10-K and the September 30, 2020 Quarterly Report on Form 10-Q, during the fourth quarter of fiscal year 2020, the Company reclassified certain operating expenses previously reported in the first three quarters of fiscal year 2020 as Selling, general and administrative expenses to Investigation, proxy solicitation and restatement expenses. The reclassifications resulted from management’s conclusion that those operating expenses related to non-recurring professional services fees to assist the Company with accounting and compliance activities following the filing of the 2019 Form 10-K, as well as the proxy solicitation costs incurred in fiscal year 2020. These reclassifications did not affect Total operating expenses or Net loss.
As part of the Company’s financial statement close process for the quarter ended December 31, 2020, management identified that the previously reported reclassification amounts from Selling, general and administrative expenses to Investigation, proxy solicitation and restatement expenses as disclosed in the June 30, 2020 Annual Report on Form 10-K and the September 30, 2020 Quarterly Report on Form 10-Q needed to be revised to properly reflect expense accrual amounts for certain vendors that were incorrectly excluded from the previously calculated amounts. These revisions to the reclassification amounts do not affect the previously reported Depreciation and amortization, Total operating expenses or Net loss for the quarters ended September 30, 2019, December 31, 2019, March 31, 2020, June 30, 2020 or the full year ended June 30, 2020 and other interim reporting periods. The Company analyzed the potential impact of the reclassification error in accordance with the appropriate guidance, from both a qualitative and quantitative perspective, and concluded that the error was not material to any individual interim or annual period.
Operating expenses for each quarter of fiscal year 2020 and other reporting periods before and after the revision discussed above are as follows:
	Three months ended				Other reporting periods
($ in thousands)	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	Year ended June 30, 2020	Six months ended December 31, 2019	Nine months ended March 31, 2020

Selling, general and administrative, before revision (a) (b)	$17,196	$12,520	$18,065	$12,485	$60,266	$29,716	$47,781
Investigation, proxy solicitation and restatement expenses, before revision (a) (b)	4,476	6,918	2,004	7,894	21,292	11,394	13,398

Additional amounts reclassified from (to) Selling, general and administrative to (from) Investigation, proxy solicitation and restatement expenses	2,015	(3,641)	2,177	(2,033)	(1,482)	(1,626)	551

Selling, general and administrative, after revision (c)	15,181	16,161	15,888	14,518	61,748	31,342	47,230
Investigation, proxy solicitation and restatement expenses, after revision (c)	6,491	3,277	4,181	5,861	19,810	9,768	13,949
Depreciation and amortization, no change (a) (b) (d)	1,022	1,080	1,107	1,098	4,307	2,102	3,209
Total operating expenses, no change (a) (b) (d)	$22,694	$20,518	$21,176	$21,477	$85,865	$43,212	$64,388
(a) The amounts for the three months ended September 30, 2019, December 31, 2019, March 31, 2020 and full year ended June 30, 2020 were presented in the Company’s June 30, 2020 Annual Report on Form 10-K.
(b) The amounts for the three months ended September 30, 2019 were presented in the Company’s September 30, 2020 Quarterly Report on Form 10-Q.
(c) The revised amounts for the three and six months ended December 2019 are presented in the Condensed Consolidated Statements of Operations.
(d) No changes noted for these amounts. The amounts for the three and six months ended December 2019 are presented in the Condensed Consolidated
Statements of Operations.

Reconciliation of Net Loss to Adjusted EBITDA
	Three months ended December 31,
($ in thousands, including endnotes to table)	2020	2019
U.S. GAAP net loss	$(2,902)	$(8,378)
Less: interest income	(325)	(283)
Plus: interest expense	596	833
Plus: income tax provision	49	72
Plus: depreciation expense included in cost of sales for rentals	515	757
Plus: depreciation and amortization expense in operating expenses	1,052	1,080
EBITDA	(1,015)	(5,919)
Plus: stock-based compensation (a)	1,640	1,742
Plus: investigation, proxy solicitation and restatement expenses (b) (c)	—	3,277
Plus: asset impairment charge (b)	333	—
Adjustments to EBITDA	1,973	5,019
Adjusted EBITDA (d) (e)	$958	$(900)

(a)	As an adjustment to EBITDA, we have excluded stock-based compensation, as it does not reflect our cash-based operations.
(b)
As an adjustment to EBITDA, we have excluded the professional fees incurred in connection with the non-recurring costs and expenses related to the 2019 Investigation, financial statement restatement activities, and proxy solicitation costs, and non-cash impairment charges related to long-lived assets because we believe that they represent charges that are not related to our operations.

(c)
The previously reported amounts for the three months ended December 31, 2019 were reclassified to include additional operating expenses that related to non-recurring professional services fees. The adjustment amount for the three months ended December 31, 2019 has been revised as disclosed in the basis of presentation and preparation section of Note 1 to the interim Condensed Consolidated Financial Statements.

(d)
As a result of the adjustment noted in (c), the Adjusted EBITDA for the year ended June 30, 2020 and three months ended June 30, 2020 as previously reported in the Company’s June 30, 2020 Annual Report on Form 10-K  should be revised from $(8,253) to $(9,735) and $(85) to $(2,118) respectively.  Similarly, the Adjusted EBITDA for the three months ended September 30, 2019 as previously reported in the Company’s September 30, 2020 Quarterly Report on Form 10-Q  should be revised from $(4,856) to $(2,841).

(e)
As a result of the adjustment noted in (c) and the subsequent revision to the reclassification amounts as noted in Note 1 to the interim Condensed Consolidated Financial Statements., the Adjusted EBITDA for the three months ended December 31, 2019 as previously reported in the Company’s December 31, 2019 Quarterly Report on Form 10-Q should have been revised from $(2,324) million to $(900) as presented in table above.

QUARTERLY FINANCIAL AND NON-FINANCIAL DATA
The following table shows certain financial and non-financial data that management believes give readers insight into certain trends and relationships about the Company’s financial performance. We believe the metrics (Active Devices and Net New Active Devices, Active Customers and Net Change in Active Customers and Total Number of Transactions and Total Dollar Volume of Transactions) are useful in allowing management and readers to evaluate our strategy of driving growth in devices and transactions and the Financing Structure of Devices metric is useful in allowing management and readers to evaluate the growth of our QuickStart program and direct sales compared to the JumpStart program.
Active Devices and Net New Active Devices (new presentation)
Active Devices is defined as a device that has communicated with us or has had a transaction in the last 12 months. Included in the number of Active Devices are devices that communicate through other devices that communicate or transact with us. A self-service retail location that utilizes an ePort cashless payment device as well as Seed management services constitutes only one device.
Net New Active Devices during the quarter are defined as the net change in Active Devices from prior quarter.

Active Customers and Net Change in Active Customers
The Company defines Active Customers as all customers with at least one active device. Net Change in Active customers is defined by the net change in Active Customers from the prior period.
Total Number of Transactions and Total Dollar Volume of Transactions
Transactions are defined as electronic payment transactions that are processed by our technology-enabled solutions. Management uses Total Number and Dollar Volume of transactions to evaluate the effectiveness of our new customer strategy and ability to leverage existing customers and partners.
Financing Structure of Devices
The Financing Structure of Devices is determined by identifying the gross new devices during the quarter and determining which devices were due to devices financed by the JumpStart program compared to devices financed by the QuickStart program or purchased outright. We monitor this metric as we are able to increase cash collections from direct sales to customers or under QuickStart sales by utilizing lease companies which improves cash provided by operating activities.
	As of and for the three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Devices, new presentation:
Active Devices	1,154,932	1,133,754	1,117,805	1,103,242	1,089,406
Net New Active Devices	21,178	15,949	14,563	13,836	25,744

Customers:
Active Customers	18,304	17,760	17,249	16,808	16,489
Net Change in Active Customers	544	511	441	319	479

Volumes:
Total Number of Transactions (millions)	211.8	201.9	167.7	237.3	243.4
Total Dollar Volume of Transactions (millions)	422.6	406.3	329.1	462.7	476.4

Financing structure of Devices:
JumpStart	4.3%	3.0%	6.2%	1.4%	4.3%
QuickStart & all others (a)	95.7%	97.0%	93.8%	98.6%	95.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%
a)   Includes credit sales with standard trade receivable terms.

Highlights of USAT’s devices and customers for the quarter ended December 31, 2020 include:
•	An increase of 544 Active Customers and 21,178 Active Devices during the quarter;
•	1,154,932 Active Devices compared to the same quarter last year of 1,089,406, an increase of 65,526 Net New Active Devices, or 6.01%;
•	18,304 Active Customers to our service compared to the same quarter last year of 16,489, an increase of 1,815 Net Change in Active Customers, or 11.01%.

Total Connections (historical presentation)
Historically, connections is a performance metric that has been used by the Company. Connections to the Company’s service include those resulting from the sale or lease of our POS electronic payment devices, telemetry devices or certified payment software or the servicing of similar third-party installed POS terminals or telemetry devices. The Company records a connection upon shipment of an activated device or the activation of a non-device location on our platform to a customer under contract. If a customer provides sufficient notice to deactivate a device or non-device location, in accordance with the terms of the contract, we stop counting the existing connection as a connection after the applicable notice period. A previously installed telemeter or cashless payment system that is no longer being utilized by our customer is still considered and reported as an existing connection until the customer requests deactivation and the contractual notice period has expired.
As noted in the previous section, management is now focused on Active Devices and Active Customers as set forth in the new presentation above.
	As of and for the three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total connections, historical presentation	1,358,000	1,335,000	1,320,000	1,289,000	1,255,000